Exhibit 4.3

AMENDED AND RESTATED STATEMENT OF DESIGNATION OF RIGHTS, PREFERENCES
AND PRIVILEGES OF SERIES E PREFERRED STOCK OF
OCEANPAL INC.

OCEANPAL INC., a Company organized and existing under the Business Corporations Act (the “BCA”) of the Republic of the Marshall Islands (the “Company”), in accordance with the provisions of Section 35 thereof and the Company’s Amended and Restated Articles of Incorporation, does hereby certify:

The Board of Directors of the Company (the “Board”) has adopted the following resolution creating a series of Preferred Stock (this and other capitalized terms shall have the same meaning as in the Company’s Amended and Restated Articles of Incorporation, unless otherwise specified in this Amended and Restated Statement of Designation (this “Statement of Designation”) or unless the context otherwise requires) of the Company designated as “Series E Preferred Stock.”

RESOLVED, that a series of Preferred Stock, par value $0.01 per share, of the Company be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series E Preferred Stock”. The Series E Preferred Stock shall have a par value of $0.01 per share, and the number of shares constituting such series shall initially be 10,000, which number the Board may increase or decrease (but not to less than the number of shares of Series E Preferred Stock then outstanding) from time to time.

Section 2. Reserved.

Section 3. Dividends and Distributions. The Series E Preferred Stock shall not have dividend or distribution rights.

Section 4. Voting Rights. The Holders shall have the following voting rights:

(a)Each share of Series E Preferred Stock shall entitle the Holder thereof to twenty five thousand (25,000) votes on all matters submitted to a vote of the stockholders of the Company, provided however, that, not notwithstanding any other provision of this Statement of Designation, the total number of votes one or more Holders, or any Related Party or wholly-owned entity of such Holder, is entitled to vote by virtue of such Series E Preferred Stock shall not exceed 15.0% in aggregate of the total number of votes eligible to be cast on such matter, and, provided further, that to the extent that the total number of votes one or more Holder, or any Related Party or wholly-owned entity of such Holder, is entitled to vote (including any voting power of such Holders derived from Series E Preferred Stock, shares of Common Stock or any other voting security of the Company issued and outstanding as of the date hereof or that may be issued in the future) on any matter submitted to a vote of stockholders of the Company exceeds 15.0% in aggregate of the total number of votes eligible to be cast on such matter, the total number of votes that Holders may exercise derived from such Series E Preferred Stock shall be automatically reduced, but to not less than nil, so that the aggregate number of votes derived from the Series E Preferred Stock that such Holders, or any Related Party or wholly-owned entity of such Holder, that may be cast by such Holder on such matter submitted to a vote of stockholders shall not be greater than 15.0% of the total number of votes eligible to be cast on such matter. To the extent there are multiple Holders, the aggregate caps set forth in this Section 4(a) shall apply to all Holders in aggregate, and each Holder shall be capped individually at a percentage of such aggregate cap amount consistent with his, her or its respective percentage ownership of the aggregate number of then-issued and outstanding shares of Series E Preferred Stock (e.g., if a Holder owns 50% of the total number of then-issued and outstanding shares, then the first proviso of this Section 4(a) would limit the total number of votes such Holder is entitled to vote by virtue of such Series E Preferred Stock to not exceed 7.5% of the total number of votes eligible to be cast on such matter).

(b)Except as otherwise provided herein or by law, the Holders of Series E Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(c)Except as required by law, Holders of Series E Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 5. Transfer Restrictions. The shares of Series E Preferred Stock shall not be transferable by any Holder except to a Related Party or wholly owned entity of such Holder or Related Party without the prior written consent of the Company.

Section 6. Reacquired Shares. Any shares of Series E Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be held in the Company’s treasury and the Company may, in its sole discretion, elect to reissue or retire and cancel the Series E Preferred Stock. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein and in the Articles of Incorporation of the Company, as then amended.

Section 7. Liquidation, Dissolution or Winding Up. The shares of Series E Preferred Stock shall have no liquidation rights upon any liquidation, dissolution or winding up of the Company.

Section 8. Consolidation, Merger, etc. In case where the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series E Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

Section 10. Optional Redemption. In the event that a Holder resigns or is removed or terminated (for any reason, including with or without cause) from his or her position and/or employment with the Company, the Company shall have the option, at its sole discretion, to redeem any or all of the shares of the Series E Preferred Stock held by such Holder at a price per share determined in good faith by the Company.

Section 10. Amendment. The Articles of Incorporation of the Company shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series E Preferred Stock so as to affect them adversely without the affirmative vote of the Holders of a majority of the outstanding shares of Series E Preferred Stock, voting separately as a class.

Section 11. Definitions. As used herein with respect to the Series E Preferred Stock:

“Articles of Incorporation” means the amended and restated articles of incorporation of the Company, as they may be amended from time to time in a manner consistent with this Statement of Designation, and shall include this Statement of Designation.

“BCA” has the meaning set forth in the introductory paragraph of this Statement of Designation.

“Board” means the board of directors of the Company or, to the extent permitted by the Articles of Incorporation and the BCA, any authorized committee thereof.

“Business Day” means any day that is not a Saturday or Sunday or a day on which banks in New York City are authorized or required by law to close.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the introductory paragraph of this Statement of Designation.

“Holder” means the Person in whose name the Series E Preferred Stock is registered on the stock register of the Company maintained by the Registrar of Corporations of the Republic of the Marshall Islands and the Company’s transfer agent.

“Person” means a legal person, including any individual, Company, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust or entity.

“Preferred Stock” means any of the Company’s capital stock, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, over shares of the Common Stock.

“Related Party” of any persons means such person’s immediate family member or lineal descendent.

“Statement of Designation” means this Statement of Designation relating to the Series E Preferred Stock, as it may be amended from time to time in a manner consistent with this Statement of Designation, the Articles of Incorporation and the BCA.

For all purposes relevant to this Statement of Designation: the terms defined in the singular have a comparable meaning when used in the plural and vice versa; whenever the words “include,” “includes,” or “including” are used, they are deemed followed by the words “without limitation;” all references to number of shares, amounts per share, prices, and the like shall be subject to appropriate adjustment for stock splits, stock combinations, stock dividends and similar events; and, except as otherwise set forth in this Statement of Designation, if any event under this Statement of Designation occurs on a day that is not a Business Day, such event shall be deemed to occur on the first Business Day after such date.

Section 12. Fractional Shares. Series E Preferred Stock may not be issued in fractional shares.

Section 13. Notices. Any notice to be delivered hereunder shall be delivered (via overnight courier, facsimile or email) to each Holder at its last address as it shall appear upon the books and records of the Company at least ten (10) calendar days prior to the applicable record or effective date thereinafter specified.

Section 14. Severability. If any provision of this Statement of Designation is invalid, illegal or unenforceable, the balance of this Statement of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

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IN WITNESS WHEREOF, this Amended and Restated Statement of Designations is executed on behalf of the Company by its Chief Executive Officer on this 27th day of October, 2025.

By:	/s/ Robert Perri
Name:	Robert Perri
Title:	Chief Executive Officer